Exhibit d(5)

The Lincoln National Life Insurance Company

VARIABLE ANNUITY PAYMENT OPTION RIDER
THIS RIDER PROVIDES A GUARANTEED LIFETIME INCOME BENEFIT

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions of the Contract. In the event of a conflict with any provision of the Contract, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown on the Contract Benefit Data Specifications.

The purpose of the guaranteed lifetime income benefit provided under this Rider is to provide security through a stream of income payments to the Owner. The guaranteed lifetime income benefit will terminate upon assignment or a change in the ownership of the Contract unless the new assignee or owner meets the qualifications as specified in the TERMINATION OF THIS RIDER provision of this Rider.

This Rider makes a variable annuity payment option available that provides variable Periodic Income Payments. If You elect to receive variable Periodic Income Payments under this Rider the Product Charge for the Contract will increase in accordance with the PRODUCT CHARGE section of this Rider.

During the Access Period, the Owner may make Withdrawals or Surrender the Contract for its Surrender Value subject to the terms and conditions of this Rider. Any Death Benefit option provided under a Death Benefit Rider in effect prior to the Periodic Income Commencement Date will be terminated, unless stated otherwise in such Death Benefit Rider attached to Contract.

ADDITIONAL PURCHASE PAYMENTS RESTRICTION. While this Rider is in effect, the Owner may not make any Purchase Payments to the Contract once the Lifetime Income Period begins.

DEFINITIONS

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

ACCESS PERIOD -- The length of time selected by the Owner as shown on the Contract Benefit Data Specifications. The Initial Access Period begins on the Periodic Income Commencement Date shown on the Contract Benefit Data Specifications.

ACCOUNT VALUE -- On the Rider Date, the Contract Value under the Contract will be referred to as the Account Value. On each subsequent Valuation Date during the Access Period, the Account Value will equal the sum of the values of the Variable Subaccounts and any amounts in the DCA Fixed Account (if offered), that are attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by Us, or at another time of Our choosing. Periodic Income Payments made during the Access Period are deducted from the Account Value. At the end of the Access Period, there will no longer be an Account Value.

AGE -- For all calculations used in this Rider, Age means the age on the nearest birthday.

ANNUITANT -- The natural person upon whose life the Periodic Income Payments will be contingent. The Contract may only have one Annuitant on and after the Rider Date. The Annuitant may not be changed on and after the Rider Date.

ANNUITY FACTOR -- The Annuity Factor is based upon the:
a.	Age and sex of the Annuitant;
b.	Age and sex of the Secondary Life, if applicable;
c.	Payment Mode;
d.	length of time remaining in the Access Period;
e.	Assumed Investment Return; and
f.	applicable Annuity Mortality Table expense load and premium tax deductions.

ASSUMED INVESTMENT RETURN -- The Assumed Investment Return used in calculating the Periodic Income Payments. This Assumed Investment Return is selected by the Owner on the Rider Date and is shown on the Contract Benefit Data Specifications.

LIFETIME INCOME PERIOD -- The period that begins after the Access Period, provided the Annuitant or the Secondary Life, if any, is still living and the Contract has not been surrendered, assigned or transferred. For a single life payout, this period will continue if the Annuitant is living. For a joint life payout, this period will continue if the Annuitant or Secondary Life is living. During the Lifetime Income Period, there is no ability to take Withdrawals and a death benefit is not payable.

PAYMENT MODE -- The frequency at which the Periodic Income Payment amount for a Rider Year is paid. At the time of an election to begin Periodic Income Payments, the Owner must select one of the following Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Payment Mode is shown on the Contract Benefit Data Specifications. The Owner may change the Payment Mode once per Contract Year by sending Notice to Us. A change to the Payment Mode will be effective on the next Periodic Income Commencement Date Anniversary.

PERIODIC INCOME COMMENCEMENT DATE -- The Valuation Date on which the Initial Periodic Income Payment under this Rider is calculated and the date the Access Period begins. The due date of the Initial Periodic Income Payment will be no more than 14 calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data Specifications.

PERIODIC INCOME COMMENCEMENT DATE ANNIVERSARY -- The same calendar month and day as the Periodic Income Commencement Date, each calendar year. If in any calendar year such calendar day is not a Valuation Date, any transactions that should occur on the Periodic Income Commencement Date Anniversary will be processed by Us on the first Valuation Date following such calendar day.

PERIODIC INCOME PAYMENT -- The amounts paid to an Owner, or an Owner’s designee. The Periodic Income Payment is paid in installments during a Rider Year based on the Payment Mode selected. The Initial Periodic Income Payment is shown on the Contract Benefit Data Specifications.

RIDER DATE -- The effective date of the Owner’s Election to begin receiving Periodic Income Payments under this Rider. The Rider Date is shown on the Contract Benefit Data Specifications.

RIDER YEAR -- Each 12-month period beginning on the Rider Date.

SECONDARY LIFE -- The Secondary Life is the person, in addition to the Annuitant, designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period. The designation of a Secondary Life results in a joint life payout.  The Secondary Life must be designated prior to the Rider Date, must be a spouse and may not be changed on or after the Rider Date. The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract. The Secondary Life is shown on the Contract Benefit Data Specifications.

SURRENDER VALUE -- During the Access Period, the Surrender Value is the Account Value less any applicable Surrender Charges. The Contract and this Rider will terminate upon payment of the full Surrender Value.

WITHDRAWALS -- During the Access Period, additional amounts taken by the Owner, other than Periodic Income Payments, that reduce the Account Value.

THE ACCESS PERIOD

During the Access Period, the Owner receives Periodic Income Payments, may make Withdrawals, surrender the Contract for its Surrender Value or receive a Death Benefit. If this Rider is elected by a beneficiary to settle a death claim, Access Periods that extend beyond the beneficiary’s life expectancy as determined by Code Section 401(a)(9), as amended, will not be allowed.

HOW TO CHANGE THE ACCESS PERIOD. During the Access Period and subject to Our acceptance, the Owner may change the Access Period by Notice to Us once per Rider Year, within the minimum and maximum periods allowed at the time of change. A change of the Access Period will be effective on the next Periodic Income Commencement Date Anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

INITIAL PERIODIC INCOME PAYMENT DURING THE ACCESS PERIOD. The Initial Periodic Income Payment is determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an Annuity Factor. The Initial Periodic Income Payment is shown on the Contract Benefit Data Specifications.

SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE ACCESS PERIOD. Until the death of the Annuitant, or Secondary Life when applicable, the first Periodic Income Payment due in each subsequent calendar year will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by the applicable Annuity Factor as of the Valuation Date of the Periodic Income Payment.

If no Withdrawals are taken, subsequent Periodic Income Payments made during a calendar year will be equal to the first Periodic Income Payment made in that calendar year until the Access Period ends.

During the calendar year of the Periodic Income Commencement Date, if a Withdrawal is taken while any Periodic Income Payments are scheduled to be paid before the end of the calendar year, the next Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date, less all subsequent Withdrawals,  by  1000  and  multiplying  this  result  by  the applicable Annuity Factor.

If a Withdrawal is taken in subsequent calendar years while any Periodic Income Payments are scheduled to be paid before the end of the calendar year, the next Periodic Income Payment will be determined by dividing the Account Value as of the prior December 31, less all Withdrawals made during the current calendar year, by 1000 and multiplying this result by the applicable Annuity Factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next calendar year will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If at any time the Periodic Income Payments for the Access Period selected will not meet the requirements of Code Section 401(a)(9), as amended, We will shorten the Access Period to a length that will increase the Periodic Income Payments to a level which will meet the requirements of Code Section 401(a)(9), as amended for this Rider. This could require the termination of the Access Period. A change in the Access Period by Us will be effective immediately.

At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

EFFECT OF PERIODIC INCOME PAYMENTS ON ACCOUNT VALUE DURING THE ACCESS PERIOD During a Rider Year, the Account Value will be reduced by the amount of each Periodic Income Payment. At the end of the Access Period, any remaining Account Value will be the amount applied to continue the Periodic Income Payments during the Lifetime Income Period. There is no Account Value at the end of the Access Period.

A Periodic Income Payment that reduces the Account Value to less than required under the Surrenders provision of the Contract will not be treated as a Withdrawal of the entire Account Value

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS DURING THE ACCESS PERIOD. Upon Notice to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease and this Rider will terminate, and any Death Benefit will be payable to the Beneficiary in accordance with the Death Benefit provisions described in the Contract or in any attached rider.

If a Secondary Life was designated and is still surviving, the spouse as the sole, primary Beneficiary and Secondary Life may elect to assume ownership of the Contract and as the Secondary Life may elect to continue Periodic Income Payments. If the Contract is continued, the excess of any Death Benefit over the current Account Value as of the Valuation Date on which the death claim is approved by Us for payment, will be credited to a Variable Subaccount(s) chosen by Us. Periodic Income Payments will continue for the remainder of the Access Period and then, if the Secondary Life is still alive, for the Lifetime Income Period. If the Contract is not continued and payment of the Death Benefit is elected, the Contract and this Rider will terminate.

If the Beneficiary is not the Owner’s spouse, this Rider will terminate and any remaining Death Benefit will be payable to the Beneficiary in accordance with the Death Benefit provisions described in the Contract or in any attached rider.

Upon Notice to Us of the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and this Rider will terminate and any remaining Death Benefit will be payable to the Beneficiary in accordance with the Death Benefit provisions then in effect. If the Annuitant is still surviving, Periodic Income Payments may continue for the remainder of the Access Period and then, if the Annuitant continues to survive, for the Lifetime Income Period. No Death Benefit will be paid upon the death of the Secondary Life.

Upon Notice to Us of a death, Periodic Income Payments may be suspended until the death claim is approved by Us.  If this Rider continues in effect, upon approval of a death claim, as described in the Contract, a lump sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will continue.

Full Withdrawal of the Death Benefit from the Contract results in surrender of this Rider and the Contract for its Surrender Value.

THE LIFETIME INCOME PERIOD

During the Lifetime Income Period, Periodic Income Payments continue in accordance with the terms and conditions of this Rider. During this period, there is no Account Value, no ability to take Withdrawals and no Death Benefit. On the last Valuation Date of the Access Period, the amount of the last Periodic Income Payment paid during the Access Period will continue to be paid for the remainder of the calendar year. This amount will be deducted on a pro-rata basis from the Variable Subaccounts.

The first and each subsequent Periodic Income Payment during the Lifetime Income Period are determined by separately calculating the Periodic Income Payment for each Variable Subaccount as described below.

PERIODIC INCOME PAYMENTS DURING THE FIRST FULL CALENDAR YEAR OF THE LIFETIME INCOME PERIOD. The Periodic Income Payments in the calendar year immediately following the end of the Access Period will be determined by A multiplied by B, where:
A
is the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period, less any Periodic Income Payments paid after the last Valuation Date of the Access Period for the remainder of that calendar year, divided by 1000; and

B	is the applicable Annuity Factor based upon an annual mode and adjusted for the length of time since the end of the Access Period.

The resulting annual amount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the number of Annuity Units reflecting an annual amount per Variable Subaccount.

The resulting number of Annuity Units reflecting an annual amount per Variable Subaccount will then be multiplied by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period and summed. Finally, the resulting annual amount will be transferred to Our general account and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the Age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode and the Annuity Mortality Table shown on the Contract Benefit Data Specifications..

PERIODIC INCOME PAYMENTS DURING SUBSEQUENT CALENDAR YEARS OF THE LIFETIME INCOME PERIOD. The Periodic Income Payments in each subsequent calendar year will be determined by multiplying the number of Annuity Units reflecting an annual amount per Variable Subaccount by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment due in that calendar year. The resulting annual amount will be transferred to Our general account and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one-year Annuity Factor.

The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by C divided by D, where:
C
is a Variable Subaccount’s Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period; and

D	is the ‘Daily Factor’ raised to a power equal to the number of days in the current Valuation Period, where the ‘Daily Factor’ is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD. Upon Notice to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate.  If a Secondary Life was designated and is still surviving, the spouse as the sole, primary Beneficiary may elect to assume ownership of the Contract and as the Secondary Life may elect to continue Periodic Income Payments. Periodic Income Payments may be suspended until the death claim is approved by Us. Upon approval of a death claim, a lump sum payment for the value of any suspended payments, as of the Valuation Date on which We approve the death claim, will be made and Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon Notice to Us of the death of the Secondary Life, and there is no surviving Annuitant, Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may be suspended until the death claim is approved by Us. Upon approval of the death claim, a lump sum payment for the value of any suspended payments, as of the Valuation Date on which We approve the death claim, will be made and Periodic Income Payments will continue for as long as the Annuitant continues to live.

PRODUCT CHARGE

After the Rider Date shown on the Contract Benefit Data Specifications, the Rider Charge Rate shown on the Contract Benefit Data Specifications will apply.

The Rider Charge for this Rider will equal the product of A multiplied by B, where:
A	is the Rider Charge Rate; and
B	is a percent of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Subaccount(s) to which Your Contract is allocated.

We deduct this Rider Charge daily. This Rider Charge will cease upon the earliest of when this Rider terminates or when the Contract is terminated.

The Rider Charge Rate shown on the Contract Benefit Data Specifications is in addition to other charges, fees and expenses described in Your Contract including the following:
a.
During the Access Period, the Product Charge rate for the Death Benefit Option under PRODUCT CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE on the Contract Specifications, will continue to apply and will be added to the Rider Charge Rate.

b.	During the Lifetime Income Period, the Rider Charge Rate will be added to the rate for the PRODUCT CHARGE AFTER THE ANNUITY COMMENCEMENT DATE on the Contract Specifications.

The sum of the Product Charge rates during the Access Period and the Lifetime Income Period described in a. or b. above and the Rider Charge Rate, is shown under the PRODUCT CHARGE section of the Contract Benefit Data Specifications.

In no event will the sum of the Product Charge rate that may be deducted from the Variable Account for the Contract and the Rider Charge Rate exceed the Maximum Product Charge Rate (including the Rider Charge Rate) shown on the Contract Benefit Data Specifications. Other riders that become part of the Contract are not included within this maximum charge.

WITHDRAWALS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the WITHDRAWALS section and if applicable, the SURRENDERS section of the Contract for Withdrawals occurring prior to the Annuity Commencement Date. Withdrawals are not allowed after the Access Period.

Withdrawals will immediately reduce the Account Value. In the absence of any instructions from the Owner, Withdrawals will be deducted proportionally from the Variable Subaccount(s) as described in the WITHDRAWALS section of the Contract. Any Withdrawal that reduces the Account Value to less than required under the SURRENDERS section of the Contract or reduces the value of the Variable Subaccount(s) to zero, will be treated as a Withdrawal of the entire Account Value.

SURRENDERS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may surrender the Contract for the Surrender Value. Except as stated in this provision, a surrender of the Contract will be subject to the terms of the SURRENDERS section of the Contract and if applicable, the SURRENDERS section of the Contract Specifications which apply to surrenders taken prior to the Annuity Commencement Date.

If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

TRANSFERS

During and after the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) will be subject to the transfer rules outlined below.

TRANSFERS DURING THE ACCESS PERIOD. During the Access Period, subject to the TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE provision of the Contract, transfers between the Variable Subaccounts are permitted at any time.

TRANSFERS DURING THE LIFETIME PERIOD. After the Access Period, subject to the TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE provision of the Contract, transfers between the Variable Subaccounts are permitted at any time.

After the Access Period, transfers between Variable Subaccounts will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount at the current Annuity Unit values. These Annuity Units will then represent the number of annuity units per payment from the Variable Subaccount when used in calculating Periodic Income Payments as described in the PERIODIC INCOME PAYMENTS DURING THE FIRST FULL CALENDAR YEAR OF THE LIFETIME INCOME PERIOD and PERIODIC INCOME PAYMENTS DURING SUBSEQUENT CALENDAR YEARS OF THE LIFETIME INCOME PERIOD provisions of this Rider.

TERMINATION OF PERIODIC INCOME PAYMENTS

HOW TO TERMINATE PERIODIC INCOME PAYMENTS. During the Access Period, the Owner may elect to terminate Periodic Income Payments under this Rider by sending Notice to Us and this Rider will terminate. On the Valuation Date the termination of Periodic Income Payments is effective, the Account Value under this Rider will be referred to as the Contract Value under the Contract.

DEATH BENEFIT UPON OWNER’S ELECTION TO TERMINATE PERIODIC INCOME PAYMENTS. Upon the Owner’s Request to terminate Periodic Income Payments, the Account Value will be known as the Contract Value.

If the Account Value Death Benefit is the Death Benefit in effect under this Rider, upon termination the Owner’s Request to the Periodic Income Payments, the Death Benefit will be equal to the current Account Value as of the Valuation Date on which the death claim is approved by Us for payment.

Any Death Benefit provided under a Death Benefit Rider attached to the Contract prior to the Valuation Date of the Owner’s Request to terminate Periodic Income Payments, will continue to be in effect in accordance with the terms of the Death Benefit Rider.

Death Benefit options are only available during the Access Period.

STATEMENTS

We will furnish a statement to the Owner at least once each Calendar Year. After the Rider is in effect, in addition to the information shown in the STATEMENTS provision in the Contract, the statement will also include information regarding the Account Value and Periodic Income Payments.

TERMINATION OF THIS RIDER

This Rider will terminate upon the earlier of the first to occur:
a.	termination of the Contract to which this Rider is attached;
b.	termination of Periodic Income Payments during the Access Period by the Owner’s Request;
c.
upon the death of Annuitant, or the later of the death of the Annuitant or Secondary Life, as described in the EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS provision under the ACCESS PERIOD section and the LIFETIME INCOME PERIOD sections of this Rider; or

d.	in the event the Contract is sold, discounted, or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

ICC21-i4LAQ